Exhibit 4.6

AMENDED AND RESTATED LOAN AGREEMENT

By and Between

LOUISIANA LOCAL GOVERNMENT ENVIRONMENTAL

FACILITIES AND COMMUNITY DEVELOPMENT AUTHORITY

and

WESTLAKE CHEMICAL CORPORATION

Relating to

CONVERSION AND REMARKETING OF:

$250,000,000

LOUISIANA LOCAL GOVERNMENT ENVIRONMENTAL

FACILITIES AND COMMUNITY DEVELOPMENT AUTHORITY

REVENUE REFUNDING BONDS

(WESTLAKE CHEMICAL CORPORATION PROJECTS)

SERIES 2017 (GO ZONE) (NON-AMT)

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION		4
SECTION 1.1	Definitions.	4
SECTION 1.2	Rules of Construction.	8

ARTICLE II REPRESENTATIONS		9
SECTION 2.1	Representations of the Authority.	9
SECTION 2.2	Representations of the Borrower.	9

ARTICLE III TERM, NATURE AND BENEFITS OF AGREEMENT; PERFORMANCE OF THE PROJECTS		11
SECTION 3.1	Term.	11
SECTION 3.2	Use of Proceeds of the Bonds.	11
SECTION 3.3	Nature and Benefits.	11

ARTICLE IV AGREEMENT TO ISSUE BONDS; DISBURSEMENT OF BOND PROCEEDS; PAYMENTS; CREDITS; OBLIGATIONS UNCONDITIONAL; PREPAYMENT; REDEMPTION; CORRESPONDING NOTES		11
SECTION 4.1	Agreement to Issue Bonds.	11
SECTION 4.2	Amounts Payable.	12
SECTION 4.3	Credits Against Payments.	14
SECTION 4.4	Obligation to Make Payments.	14
SECTION 4.5	Prepayment and Redemption.	15
SECTION 4.6	Issuance, Delivery and Surrender of the Notes.	16

ARTICLE V NON-ARBITRAGE		17
SECTION 5.1	Covenants as to Arbitrage.	17

ARTICLE VI CERTAIN COVENANTS		18
SECTION 6.1	Covenants Regarding the Projects.	18
SECTION 6.2	Environmental Covenants.	19
SECTION 6.3	Indemnification.	20
SECTION 6.4	Compliance with Continuing Disclosure.	21
SECTION 6.5	Covenants, Representations and Warranties Relating to Federal Income Taxation.	21
SECTION 6.6	Reliance.	22
SECTION 6.7	No Violations of Law.	23
SECTION 6.8	Immunity of Officers, Employees and Members of the Authority.	23
SECTION 6.9	Borrower Option to Elect Interest Rate.	23
SECTION 6.10	Credit Facility.	23

ARTICLE VII ASSIGNMENT		24
SECTION 7.1	Assignment of this Agreement.	24
SECTION 7.2	Restrictions on Transfer of Authority’s Rights.	24
SECTION 7.3	Assignment by the Authority.	25

i

Annex A –Form of Continuing Disclosure Agreement

ii

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT dated as of November 1, 2017 (together with any amendments and supplements hereto as permitted hereunder, this “Agreement”), is made by and between the Louisiana Local Government Environmental Facilities and Community Development Authority (the “Authority”), a political subdivision of the State of Louisiana created pursuant to the authority of Chapter 10-D of Title 33 of the Louisiana Revised Statutes of 1950, as amended (La. R.S. 33:4548.1 through 4548.16), (and all future acts supplemental thereto and amendatory thereof, the “Act”), and Westlake Chemical Corporation, a Delaware corporation (the “Borrower”) for the purpose of amending and restating the Loan Agreement dated as of November 1, 2017 (the “Original Loan Agreement”).

W I T N E S S E T H:

WHEREAS, on December 13, 2007, in accordance with the provisions of the Gulf Opportunity Zone Act of 2005 (Public Law 109-135) and any rules and regulations promulgated thereunder (the “GO Zone Act”), the Authority issued its $250,000,000 Revenue Bonds (Westlake Chemical Corporation Projects), Series 2007 (the “Series 2007 Bonds”), and loaned the funds derived from the sale thereof to the Borrower for the purpose of providing funds to allow the Borrower to finance (1) the costs of designing, constructing and equipping a new expansion to the Borrower’s manufacturing facilities in the Parish of Ascension, State of Louisiana (the “Geismar Facilities”), including all equipment, furnishings, fixtures and facilities incidental or necessary in connection therewith that are allowed to be financed under the GO Zone Act, and/or (b) the costs of expanding, renovating, equipping and improving the Geismar Facilities, including all equipment, furnishings, fixtures and facilities incidental or necessary in connection therewith that are allowed to be financed under the GO Zone Act (collectively, the “Ascension Projects”); (2) the costs of expanding, equipping and improving the Borrower’s manufacturing facilities located in the Parish of Calcasieu, State of Louisiana, including all equipment, furnishings, fixtures and facilities incidental or necessary in connection therewith that are allowed to be financed under the GO Zone Act (the “Calcasieu Projects” and, together with the Ascension Projects, the “Projects”); and (3) the costs of issuance of the Series 2007 Bonds; and

WHEREAS, under the provisions of Chapter 14-A of Title 39 of the Louisiana Revised Statutes of 1950, as amended (the “Refunding Act”), the Authority has the express authority to issue revenue refunding bonds for the purpose of refunding all or a part of the Series 2007 Bonds; and

WHEREAS, on November 1, 2017, the Authority issued its $250,000,000 Revenue Refunding Bonds (Westlake Chemical Corporation Projects), Series 2017 (the “Series 2017 Bonds”), pursuant to the Indenture of Trust dated as of November 1, 2017 (the “Original Indenture”), by and between the Authority and the Trustee, and loaned the funds derived from the sale thereof to the Borrower pursuant to the Original Loan Agreement, for the purpose of refunding the outstanding principal amount of the Series 2007 Bonds; and

WHEREAS, the Series 2017 Bonds were initially issued bearing interest at a Weekly Rate; and

WHEREAS, pursuant to Section 2.4 of the Original Indenture, the Borrower has elected to convert all of the Series 2017 Bonds from a Weekly Rate Period to a Term Rate Period; and

WHEREAS, in connection with such conversion of the Series 2017 Bonds from a Weekly Rate Period to a Term Rate Period, and in accordance with Section 9.1 of the Original Agreement, the Authority and the Borrower desire to amend and restate the Original Loan Agreement; and

WHEREAS, in connection with such conversion, the Authority and the Trustee have executed and delivered an Amended and Restated Indenture of Trust dated as of November 1, 2017 (the “Indenture”); and

WHEREAS, the Trustee has provided its written consent to the amendment and restatement of the Original Loan Agreement; and

WHEREAS, the Borrower and the Authority are empowered to consummate the transactions contemplated hereunder and to do all acts and exercise all powers and assume all obligations necessary, or incident thereto; and

WHEREAS, in consideration of the issuance of the Bonds by the Authority, the Borrower will agree to make payments pursuant to this Agreement in an amount sufficient to pay the principal of, premium, if any, and interest on the Bonds and to pay such other amounts as are required by this Agreement; and

WHEREAS, the Executive Committee of the Authority has adopted resolutions authorizing (i) the sale and the issuance of the Bonds, and (ii) the conversion and remarketing of the Bonds from a Weekly Rate Period to a Term Rate Period, and the execution and delivery of instruments related thereto, including but not limited to the Agreement and the Indenture; and

WHEREAS, all acts, conditions and things required by the laws of the State to happen, exist and be performed precedent to and in the execution and delivery of this Agreement have happened, exist and have been performed as so required in order to make this Agreement a valid and binding agreement in accordance with its terms; and

WHEREAS, each of the parties hereto represents that it is fully authorized to enter into and perform and fulfill the obligations imposed upon it under this Agreement and the parties are now prepared to execute and deliver this Agreement; and

WHEREAS, in consideration of the respective representations and agreements contained herein, the parties hereto, recognizing that under the Act and the Refunding Act this Agreement shall not in any way obligate the State or any political subdivision thereof, including, without limitation, the Authority, to raise any money by taxation or use other public moneys for any purpose in relation to the Bonds and that neither the State nor the Authority, shall pay or promise to pay any debt or meet any financial obligation to any person at any time in relation to the Bonds except from moneys received or to be received under the provisions of this Agreement and the Indenture or derived from the exercise of the rights of the Authority thereunder, agree as follows:

NOW, THEREFORE, THIS AGREEMENT WITNESSETH (provided that any obligation of the Authority created by or arising out of this Agreement will not constitute a debt or a general obligation or a pledge of the faith and credit of the Authority, the State or any political subdivision thereof, and the Bondholders (as hereinafter defined) will have no right to compel the exercise of the taxing powers of the State or any political subdivision thereof for the payment of principal of or any interest on the Bonds):

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1 Definitions.

All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Indenture. In addition to words and terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings, unless some other meaning is plainly intended:

“Act” has the meaning set forth in the Preamble hereto.

“Administrative Expenses” means the necessary, reasonable and direct out-of-pocket expenses incurred by the Authority or the Trustee pursuant to this Agreement and the Indenture, the compensation of the Trustee under the Indenture (including, but not limited to an annual administrative fee charged by the Trustee), and the necessary, reasonable and direct out-of-pocket expenses of the Trustee incurred by the Trustee in the performance of its duties under the Indenture.

“Agreement” has the meaning set forth in the Preamble hereto.

“Ascension Projects” has the meaning set forth in the Recitals hereto.

“Authority” has the meaning set forth in the Preamble hereto.

“Authority Indemnitees” has the meaning set forth in Section 6.3(a) hereof.

“Authorized Borrower Representative” means either (i) the President and Chief Executive Officer of the Borrower, (ii) the Executive Vice President and Chief Financial Officer of the Borrower, (iii) the Vice President and Treasurer of the Borrower, or (iv) any person subsequently designated to act under this Agreement and the Indenture on behalf of the Borrower by a written certificate furnished to the Trustee containing the specimen signature of such person(s) and signed on behalf of the Borrower by either (i) the President and Chief Executive Officer of the Borrower, (ii) the Executive Vice President and Chief Financial Officer of the Borrower, or (iii) the Vice President and Treasurer of the Borrower.

“Bond Counsel” means Breazeale, Sachse & Wilson, L.L.P. and its successors, or such other nationally recognized bond counsel as may be selected by the Authority and acceptable to the Borrower.

“Bondholder” or “owner”, when used with reference to a Bond or Bonds, means the registered owner of any Outstanding Bond or Bonds.

“Bond” or “Bonds” means the Louisiana Local Government Environmental Facilities and Community Development Authority Revenue Refunding Bonds (Westlake Chemical Corporation Projects), Series 2017 (GO Zone) (Non-AMT), in the aggregate principal amount of $250,000,000, including such Bonds issued in exchange for other such Bonds pursuant to the Indenture, or in replacement for mutilated, destroyed, lost or stolen Bonds pursuant to the Indenture.

“Borrower” has the meaning set forth in the Preamble hereto.

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday, (iii) any other day on which banking institutions in New York, New York or Baton Rouge, Louisiana are authorized or required not to be open for the transaction of regular banking business, and (iv) any other day on which the New York Stock Exchange is closed.

“Calcasieu Project” has the meaning set forth in the Recitals hereto.

“Change of Control Payment” has the meaning set forth in Section 4.2(b).

“Closing Date” means the date on which the Bonds are delivered and payment therefor is received by the Authority.

“Code” means the Internal Revenue Code of 1986, as amended, together with any regulations and rulings promulgated thereunder or applicable thereto, and shall include the applicable provisions of the GO Zone Act.

“Continuing Disclosure Agreement” means the agreement substantially in the form of Annex A attached hereto.

“Defeasance Obligations” means investments described in paragraphs (1) and (2) of the definition of Permitted Investments in the Indenture.

“Environmental Regulation” means any federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating to dangerous, toxic or hazardous pollutants, contaminants, chemical waste, materials or substances.

“Event of Default” and “Default” have the meanings set forth in Article IX hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” has the meaning set forth in the Recitals hereto.

“Geismar Facilities” has the meaning set forth in the Recitals hereto.

“GO Zone Act” has the meaning set forth in the Recitals hereto.

“Hazardous Substance” means dangerous, toxic or hazardous pollutants, contaminants, chemicals, waste, materials or substances as defined in Environmental Regulations, and also any urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, or any other waste, material, substance, pollutant or contaminant which would subject the owner or mortgagee or any holder to any damages, penalties or liabilities under any applicable Environmental Regulation.

“Indemnified Party” has the meaning set forth in Section 10.3 hereof.

“Indenture” means the Amended and Restated Indenture of Trust, dated as of November 1, 2017, between the Authority and the Trustee providing for the issuance of the Bonds, as it may be amended or supplemented from time to time by supplemental indentures in accordance with the provisions thereof, which Indenture amends and restates the Indenture of Trust dated as of November 1, 2017, by and between the Authority and the Trustee.

“Interest Payment Date” or “interest payment date”, when used with respect to the Bonds bearing interest during the Term Rate Period, means each May 1 and November 1, commencing May 1, 2018. Provided, however, during a Commercial Paper, Daily or Weekly Rate Period, “Interest Payment Date” means (i) when used with respect to any particular Bond accruing interest at a Commercial Paper Rate, the day after the last day of each Commercial Paper Rate Period applicable thereto; (ii) when used with respect to Bonds accruing interest at Daily or Weekly Rates, the first Business Day of each calendar month following a month in which interest at such rate has accrued; and (iii) the Maturity Date.

“Interest Payments” has the meaning set forth in Section 4.2(a) hereof.

“Investment Grade” means a rating of (i) Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the unsecured senior debt securities of the Borrower for reasons outside of the control of the Borrower, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency) and (ii) the equivalent investment grade credit rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (including, for the avoidance of doubt, S&P if the agency referred to in clause (i) is Moody’s, or vice versa).

“Lake Charles Facilities” has the meaning set forth in the Recitals hereto.

“Loan” means the aggregate amount of the moneys loaned to the Borrower pursuant to this Agreement.

“Losses” has the meaning set forth in Section 6.3(b) hereof.

“Maturity Date” means the stated maturity or such earlier date as the Bonds shall be redeemed.

“Moody’s” means Moody’s Investor Service, Inc.

“Net Proceeds” means amounts received upon the issuance and sale of the Bonds, together with any investment earnings thereon, prior to the expenditure thereof pursuant to Article III of this Agreement.

“Notes” has the meaning set forth in Section 4.6(a) hereof.

“Notes Trustee” has the meaning set forth in Section 4.6(a) hereof.

“Original Loan Agreement” has the meaning set forth in the Recitals hereto.

“Outstanding” or “Outstanding Bonds”, when used with reference to Bonds, means all Bonds which have been authenticated and issued under the Indenture by the Trustee, except:

(a) Bonds canceled by the Trustee pursuant to the Indenture;

(b) Bonds for the payment of which moneys or Defeasance Obligations shall be held in trust for their payment by the Trustee as provided in the defeasance provisions of the Indenture;

(c) Bonds which have been duly called for redemption and for which the redemption price thereof is held in trust by the Trustee as provided in the Indenture;

(d) Bonds in exchange for which other Bonds shall have been authenticated and delivered by the Trustee as provided in the Indenture;

(e) for all purposes regarding consents and approvals or directions of Bondholders under this Agreement or the Indenture, Bonds held by or for the Authority, the Borrower or any person controlling, controlled by or under common control with either of them; provided, however, that only Bonds that a Trust Officer of the Trustee knows are so owned shall be disregarded; and

(f) Bonds in lieu of which other Bonds have been authenticated under Sections 3.6, 3.9, 4.1 and 4.2 of the Indenture.

“Payments” means the amounts to be paid by the Borrower as provided in Article IV of this Agreement for the purpose of repaying the loan made by the Authority under this Agreement from the proceeds of the Bonds.

“Person”, “person” or words importing persons mean and include firms, associations, partnerships (including without limitation, general and limited partnerships), joint ventures, estates, trusts, corporations, limited liability companies, public or governmental bodies or other legal entities and natural persons.

“Principal Payment” has the meaning set forth in Section 4.2(a) hereof.

“Projects” has the meaning set forth in the Recitals hereto.

“S&P” means S&P Global Rating, a division of S&P Global, Inc.

“Senior Notes Indenture” means that certain Indenture among the Borrower, the Potential Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee, dated as of January 1, 2006, as supplemented by the Tenth Supplemental Indenture, by and among the Borrower, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of November 29, 2017.

“Series 2007 Bonds” has the meaning set forth in the Recitals hereto.

“State” has the meaning set forth in the Recitals hereto.

“Tax Regulatory Agreement” means, collectively, the Tax Regulatory Agreement of the Borrower dated the Issue Date, as amended by the Supplemental Tax Regulatory Agreement dated November 29, 2017, by and among the Authority, the Borrower and the Trustee.

“Trustee” means the state banking corporation or national banking association with corporate trust powers qualified to act as Trustee under the Indenture which may be designated (originally or as a successor) as Trustee for the owners of the Bonds issued and secured under the terms of the Indenture, initially The Bank of New York Mellon Trust Company, N.A. “Corporate Trust Office” of the Trustee means its designated corporate trust office, initially 301 Main St., Suite 1510, Baton Rouge, Louisiana 70801 and thereafter the office designated as such in writing to the Bondholders, the Borrower, the Remarketing Agent and the Credit Facility Provider.

“Trustee Indemnitees” has the meaning set forth in Section 6.3(b) hereof.

SECTION 1.2 Rules of Construction.

(a) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

(b) The terms defined herein have the meanings assigned to them and include the plural as well as the singular.

(c) Provisions calling for the redemption of Bonds or the calling of Bonds for redemption do not mean or include the payment of Bonds at their stated maturity or maturities.

(d) All references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement. The words “herein”, “hereof, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(e) References to agreements and other instruments include subsequent amendments thereto and restatements thereof.

(f) “Including” means “including without limitation.”

ARTICLE II

REPRESENTATIONS

SECTION 2.1 Representations of the Authority.

The Authority represents and warrants as follows:

(a) The Authority is a political subdivision of the State existing under the Constitution and laws of the State;

(b) The Authority has complied and continues to comply and will comply in all respects with all applicable provisions of the laws of the State relating to its organization and existence;

(c) The Authority has duly accomplished all conditions and has taken all steps necessary to be accomplished or taken by it prior to issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture;

(d) The Authority is not in violation of or conflict with any provisions of the laws of the State which would impair its ability to undertake the transactions contemplated by this Agreement and the Indenture or carry out its obligations under this Agreement and the Indenture;

(e) The Authority is empowered to enter into the transactions contemplated by this Agreement and the Indenture, and the execution and performance of this Agreement by the Authority will not violate or conflict with any document or instrument by which the Authority or its properties are bound;

(f) The Authority has duly authorized the execution, delivery and performance of this Agreement and the Indenture and such authorization has not been repealed or modified; and

(g) The Authority will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body.

SECTION 2.2 Representations of the Borrower.

The Borrower makes the following representations and warranties:

(a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware;

(b) The Borrower has full power and authority to execute and deliver this Agreement and to enter into and carry out the transactions contemplated on its part herein and therein. Such execution, delivery and performance are not in contravention of applicable local, state or federal law or the Borrower’s certificate of incorporation, or any indenture, agreement or undertaking which is material to the Borrower, to which the Borrower is a party or by which it is bound (provided that the foregoing does not apply to any action required under state securities or Blue Sky laws in connection with the original sale by the Authority and purchase and distribution of the Bonds). This Agreement has, by proper action, been duly authorized, executed and delivered by the Borrower and all steps necessary have been taken by the Borrower to constitute this Agreement valid and binding obligations of the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity);

(c) Each component of the Projects constituted “nonresidential real property” within the meaning of the GO Zone Act, including fixed improvements associated with such property, and are located within the geographical limits of the State of Louisiana and within the area comprising the “Gulf Opportunity Zone” pursuant to the GO Zone Act;

(d) The Projects constitute an “Authorized Project” under La. R.S. 33:4548.3.B, and the Borrower presently intends to operate the Projects as an “Authorized Project” under La. R.S. 33:4548.3.B for so long as the Bonds remain Outstanding;

(e) The Borrower presently does not intend to sell or dispose of the Projects or any portion thereof;

(f) No Costs of the Projects were paid or incurred by or on behalf of the Borrower were paid or incurred prior to August 30, 2005;

(g) The Projects are substantially the same in all material respects to that described in the notice of public hearing published on September 24, 2010;

(h) The Projects were acquired, constructed and installed and are operated by the Borrower in such manner as to conform with all applicable zoning, planning, building, environmental and other regulations of the governmental authorities having jurisdiction over the Projects;

(i) The Borrower caused all of the proceeds of the Series 2007 Bonds to be applied solely to the payment of (x) costs of the Projects, and (y) the costs of issuance of the Series 2007 Bonds;

(j) The Borrower has taken no action, and has not omitted to take any action, which action or omission to take action would in any way affect or impair the excludability of interest on the Bonds from gross income of the Bondholders thereof for Federal income tax purposes;

(k) All of the representations and warranties of the Borrower contained in the Tax Regulatory Agreement are hereby reaffirmed and incorporated herein by reference;

ARTICLE III

TERM, NATURE AND BENEFITS OF AGREEMENT;

PERFORMANCE OF THE PROJECTS

SECTION 3.1 Term.

The term of this Agreement shall commence on the Closing Date for the Bonds, and shall terminate (unless discharged upon prepayment of all sums due hereunder by the Borrower prior thereto as hereinafter provided) on the date on which the Bonds and all other sums due hereunder shall have been paid or provision for their payment shall have been made in accordance herewith. Notwithstanding the foregoing, the indemnification provisions of this Agreement shall survive the termination thereof and the defeasance of the Bonds under the Indenture.

SECTION 3.2 Use of Proceeds of the Bonds.

The Borrower covenants and agrees that it will use all of the proceeds of the Bonds to redeem the outstanding principal amount of the Series 2007 Bonds on November 1, 2017.

SECTION 3.3 Nature and Benefits.

This Agreement has been executed and delivered in part to induce concurrently herewith the purchase by others of the Bonds, and, accordingly, all covenants and agreements on the part of the Borrower and the Authority, as set forth therein and herein, are hereby declared to be for the benefit of the Trustee for the owners from time to time of the Bonds. The Borrower consents and agrees to the assignment by the Authority to the Trustee under the Indenture of all of the Authority’s right, title and interest (except for certain rights relating to receipt of notices, exculpation, indemnification and payment of expenses) in, to and under this Agreement and agrees that the provisions hereof may be enforced by the Trustee under the provisions of the Indenture. The Borrower agrees to do all things within its power in order to comply with, and to enable the Authority to comply with, all requirements and to fulfill, and to enable the Authority to fulfill, all covenants of the Indenture and the Bonds.

This Agreement is a debt obligation of the Borrower not subject to cancellation due to inability to appropriate funds to make Payments and shall remain in full force and effect until the Bonds and the interest thereon and all amounts due and owing hereunder and under the Indenture have been fully paid or otherwise provided for or discharged.

ARTICLE IV

AGREEMENT TO ISSUE BONDS; DISBURSEMENT OF BOND PROCEEDS;

PAYMENTS; CREDITS; OBLIGATIONS UNCONDITIONAL;

PREPAYMENT; REDEMPTION; CORRESPONDING NOTES

SECTION 4.1 Agreement to Issue Bonds.

(a) To provide funds for the refunding of the Series 2007 Bonds on November 1, 2017, the Authority agrees that it will sell, issue and deliver the Bonds in the aggregate principal amount of $250,000,000 and make the proceeds of sale of the Bonds available to the Borrower pursuant to this Agreement in order to refund the Series 2007 Bonds on November 1, 2017. The aggregate principal amount of the Bonds issued under the Indenture shall not exceed $250,000,000.

(b) The Authority agrees, upon the terms and conditions contained in this Agreement and the Indenture, to lend to the Borrower the proceeds derived by the Authority from the sale of the Bonds. The loan shall be made by depositing the proceeds from the sale of the Bonds in accordance with Section 2.1 of the Original Indenture.

SECTION 4.2 Amounts Payable.

Upon the terms and conditions of this Agreement, the Authority shall loan to the Borrower the proceeds of the sale of the Bonds. The proceeds of the Loan shall be deposited with the Trustee and applied in accordance with the Indenture.

The Borrower, for and in consideration of the issuance of the Bonds under the Indenture by the Authority and the application of the proceeds thereof by the Authority as provided in the Indenture for the benefit of the Borrower, hereby promises to repay the Loan in accordance with the terms hereof, by making the following payments (collectively, the “Payments”) to or for the account of the Authority:

(a) Regular Payments:

(i) “Interest Payments” being an amount sufficient for the payment in full of the total interest due and payable to the date of payment thereof on the Bonds from time to time issued under the Indenture and then Outstanding. The Interest Payments with respect to the Bonds shall be payable directly to the Trustee for the account of the Authority on the Interest Payment Dates.

(ii) “Principal Payment” being an amount sufficient for the payment in full of all Bonds from time to time issued under the Indenture and then Outstanding. The Principal Payment with respect to the Bonds shall be payable directly to the Trustee for the account of the Authority on the Maturity Date.

(iii) Each installment of the Payments and premium, if any, payable by the Borrower hereunder shall be in an amount which, without regard to the payments required under Article IV of the Indenture, shall be designed to provide for the timely payment in full of the principal of, premium, if any, and interest on the Bonds.

(iv) Notwithstanding anything to the contrary contained herein, the Borrower promises that it will pay the Payments in accordance with the terms hereof at such times and in such amounts so as to assure that no default in the payment of the principal of, premium, if any, or interest on the Bonds shall at any time occur. The Borrower does hereby obligate itself and its successors to budget and appropriate annually a sum of money sufficient to make the Payments required by this Agreement, including any principal and/or interest on the Bonds theretofore matured and unpaid and to collect revenues sufficient to make such Payments.

(v) Whenever the Borrower shall fail to pay the full amount of any installment of Payments payable under Section 4.2(a) by the date on which such installment is due, the Trustee shall give immediate telephonic notice thereof, promptly confirmed in writing, to an Authorized Borrower Representative.

(b) Special Payments:

(i) “Change of Control Payment” being an amount sufficient for the payment in full in satisfaction of a Change of Control Offer (as defined in the Indenture). The Change of Control Payment with respect to the Bonds shall be payable directly to the Trustee for the account of the Borrower Designee (as defined in the Indenture) on the Change of Control Payment Date (as defined in the Indenture).

(c) Default or Delay Payments consisting of the amounts, fees and expenses which the Authority may incur or be or become legally obligated to pay under the terms of the Bonds or the Indenture by reason of any default hereunder or thereunder or any default or delay in Payment of the sums due hereunder or thereunder, provided that such default or delay shall have resulted in the Borrower’s default or breach of covenant under this Agreement; the amount expended by the Authority or the Trustee or indebtedness incurred by the Authority or the Trustee for the purpose of curing the Borrower’s defaults hereunder or in connection with any defaults under the Bonds or the Indenture (provided that such default shall have resulted in the Borrower’s default or breach of covenant under this Agreement) and all costs, expenses and charges, including reasonable attorneys’ fees, incurred by the Authority or the Trustee in collecting the Payments or in enforcing any covenant or agreement of the Borrower contained in this Agreement or incurred in pursuing any remedy hereunder or under the Indenture.

(d) Costs of Issuance and Trustee Expense Payments consisting of costs of issuance of the Bonds and the Administrative Expenses, including the Authority’s fees, the Trustee’s initial acceptance fee, and the fees and expenses of counsel to the Trustee in connection with the issuance of the Bonds, to be paid directly to the Authority, the Trustee or counsel to the Trustee upon demand, and, commencing on the Closing Date and continuing until the principal of and interest on all Outstanding Bonds shall have been fully paid, all expenses owed under the Indenture or this Agreement, including (i) the annual fee, if any, of the Trustee for the reasonable ordinary services of the Trustee rendered and ordinary expenses incurred under the Indenture during the twelve month period preceding that date, (ii) the reasonable fees, charges and expenses of the Authority or the Trustee, and all costs relating to the exchanging of Bonds as provided in the Indenture, as and when the same become due, and (iii) the reasonable fees, charges and expenses of the Authority or the Trustee for necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, including reasonable attorneys’ fees, as and when the same become due, provided that the Borrower may, without creating a default hereunder, contest in good faith the necessity for any such extraordinary services and extraordinary expenses and the reasonableness of any such fees, charges or expenses, and in the event of such contest may only withhold payment of the contested fees, charges or expenses.

(e) The Borrower agrees to pay to the Trustee amounts sufficient and at such times as to enable the Trustee to pay the purchase price of any Bonds to be purchased pursuant to Section 4.1 or Section 4.2 of the Indenture on each purchase date of such Bonds as set forth in said Section 4.1 or Section 4.2, as the case may be. All such payments shall be made to the Trustee in lawful money of the United States of America in federal or other immediately available funds at the Corporate Trust Office of the Trustee with instructions from the Borrower to the Trustee to deposit such payments into the Bond Purchase Fund in accordance with the provisions of Section 5.1(c) of the Indenture. Each payment pursuant to this Section 4.2(e) shall at all times be sufficient to pay the purchase price of any Bonds to be purchased on such date pursuant to Section 4.1 or Section 4.2 of the Indenture; provided that any amount held by the Trustee in the Bond Purchase Fund on any such date and available to pay any such purchase price pursuant to Section 5.2(b)(i) of the Indenture shall be credited against the amount due on such date pursuant to this Section 4.2(e) to the extent available to pay the purchase price of such Bonds on such date.

The obligation of the Borrower to make these payments shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time any such payments shall be due or owing, payment of the purchase price of the Bonds which would have been paid with such payments shall be paid (or provision for such payment shall be made as set forth in the Indenture) with amounts received by the Trustee from (i) proceeds of remarketing of the Bonds or (ii) any other source under the Indenture so long as the amounts are available for such purpose.

SECTION 4.3 Credits Against Payments.

A credit against and reduction of the Payments shall be derived only from the following sources:

(a) Any capitalization of interest from the proceeds of the Bonds;

(b) Surplus moneys (including investment earnings) contained in the funds and accounts held by the Trustee under the Indenture;

(c) Advance payments or prepayments of Payments; and

(d) Reductions in principal and interest requirements of Bonds due to the purchase or redemption of Bonds as provided in the Indenture.

SECTION 4.4 Obligation to Make Payments.

As authorized by the Act and the Refunding Act, the obligation of the Borrower to repay the Loan by making the Payments in accordance with the terms hereof, shall be absolute and unconditional and shall not be subject to, nor shall the Borrower be entitled to assert, any rights of non-appropriation, abatement, deduction, reduction, deferment, recoupment, setoff, offset or counterclaim by the Borrower or any other person, nor shall the same be abated, abrogated, waived, diminished, postponed, delayed or otherwise modified under or by reason of any circumstance or occurrence that may arise or take place, irrespective of what statutory rights the Borrower may have to the contrary, including but without limiting the generality of the foregoing:

(a) Any damage to or destruction of part or all of the Projects;

(b) The taking or damaging of part or all of the Projects or any temporary or partial use thereof by any public authority or agency in the exercise of the power of eminent domain, sequestration or otherwise;

(c) Any assignment, novation, merger, consolidation, transfer of assets, leasing or other similar transaction of, by or affecting the Borrower, except as otherwise provided in this Agreement;

(d) Any change in the tax or other laws of the United States, the State or any governmental authority;

(e) Any failure of title or any lawful or unlawful prohibition of the Borrower’s use of the Projects or any portion thereof or the interference with such use by any Person or any commercial frustration of purpose or loss or revocation of any permits, licenses or other authorizations required for the operation of the Projects; and

(f) Any failure of the Authority or the Trustee to perform and observe any agreement or covenant, express or implied, or any duty, liability or obligation arising out of or in connection with this Agreement, the invalidity, enforceability or disaffirmance of any of this Agreement, the Indenture or the Bonds or for any other cause similar or dissimilar to the foregoing.

Furthermore, the Borrower covenants and agrees that it will remain obligated under this Agreement in accordance with its terms, and that it will not take or participate or acquiesce in any action to terminate, rescind or avoid this Agreement.

SECTION 4.5 Prepayment and Redemption.

The Borrower shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to exercise its option to cause the Bonds to be redeemed as set forth in the Indenture and in the Bonds. The Borrower hereby agrees that it shall prepay its obligations hereunder at the times and in the amounts as necessary to accomplish the extraordinary mandatory redemption of the Bonds as set forth in the Indenture and in the Bonds. The Authority, at the request of the Borrower, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Bonds, as may be specified by the Borrower, on the date established for such redemption.

Payments owed hereunder due to the early redemption of the Bonds shall be paid to the Trustee on or prior to the date set for redemption thereof.

SECTION 4.6 Issuance, Delivery and Surrender of the Notes.

(a) In order to secure, on behalf of the Authority, the obligation of the Borrower to make the Payments, concurrently with the issuance and delivery by the Authority of the Bonds, the Borrower shall issue and deliver to the Trustee a note (the “Notes”) under the Senior Notes Indenture (i) maturing on the same date and in the same principal amount as the Bonds, (ii) bearing interest at an interest rate at all times equal to the interest rate borne by the Bonds, payable on the dates on which interest is payable on the Bonds, (iii) containing correlative redemption provisions (a) to the provisions of Section 3.4 of the Indenture and reflected in the Form of Bond set forth in Exhibit A thereto and (b) providing that upon receipt by the trustee under the Senior Notes Indenture (the “Notes Trustee”) of a written demand from the Trustee stating that the principal amount of all Bonds then Outstanding under the Indenture has been declared immediately due and payable, the Borrower, subject to the terms and provisions of the Notes, will redeem the Notes not more than 180 days after receipt by the Notes Trustee of such written demand, and (iv) subject to the provisions of subsection (b) of this Section 4.6, requiring payments of the principal thereof and the premium, if any, and interest thereon to be made to the Trustee.

(b) The obligation of the Borrower to make any payment of the principal of, premium, if any, or interest on the Notes, whether at maturity, upon redemption (including any redemption due to the occurrence of a Determination of Taxability, as such term is defined in the Indenture) or otherwise, shall be fully or partially, as the case may be, deemed to have been paid or otherwise satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal or purchase price of, premium, if any, or interest on the Bonds which corresponds to such amounts under the Notes shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of, premium, if any, or interest on the Notes at any time shall be deemed to have been satisfied and discharged to the extent that the amount of the Borrower’s obligation to make any payment of the principal of, premium, if any, or interest on the Notes exceeds the obligation of the Borrower at that time to make any Payment.

(c) The Authority shall not attempt to sell, assign or transfer the Notes, except to the extent of the assignment and pledge thereof to the Trustee under the Indenture. In view of such pledge and assignment, (i) the Notes shall be issued and delivered to, registered in the name of and held by the Trustee for the benefit of the Bondholders and in no respect shall the Notes be deemed to be owned or held by or for the account, benefit or interest of the Borrower; (ii) the Senior Notes Indenture shall provide that the Trustee shall not sell, assign or transfer the Notes except to a successor trustee under the Indenture, and shall surrender the Notes to the Notes Trustee in accordance with the provisions of subsection (d) of this Section 4.6; and (iii) the Borrower may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on the Notes and the issuance of stop-transfer instructions to the Notes Trustee or any other transfer agent under the Senior Notes Indenture.

(d) At the time any Bonds cease to be Outstanding (other than by reason of the payment or redemption of the Notes), the Authority shall cause the Trustee to surrender to the Notes Trustee for cancellation a corresponding principal amount of the Notes, bearing interest at a rate equal to the interest rate borne by such Bonds, and maturing on the same date as such Bonds.

(e) The Trustee, as holder of the Notes, shall have and exercise the remedies provided under the Senior Notes Indenture for holders of notes issued thereunder. To the extent that moneys recovered under the Senior Notes Indenture are insufficient to pay in full the Payments, the Borrower shall remain liable for any such deficiency under the terms of Section 4.4 hereof.

ARTICLE V

NON-ARBITRAGE

SECTION 5.1 Covenants as to Arbitrage.

The Borrower hereby agrees to prepare or to have prepared and provided, instructions to the Trustee as to the investment and reinvestment of moneys held as part of any fund or account relating to the Bonds. Any such moneys so held as part of any fund or account shall be invested or reinvested by the Trustee in Permitted Investments as specified in Section 5.8 of the Indenture. The Borrower hereby covenants that it will comply with the terms of the Tax Regulatory Agreement and that it will make such use of the proceeds of the Bonds and all other funds held by the Trustee under the Indenture, regulate the investment of such proceeds and other funds and take such other and further action as may be required so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code and the regulations promulgated thereunder. The Borrower agrees that it will comply with the terms of any letter of instructions provided to it by nationally recognized bond counsel relating to compliance with the provisions of Section 148 of the Code.

If the Borrower determines that it is necessary to restrict or limit the yield on the investment of any money paid to or held by the Trustee hereunder or under the Indenture in order to avoid classification of the Bonds as arbitrage bonds within the meaning of the Code, the Borrower may issue to the Trustee an instrument to such effect (along with appropriate written instructions) instructing the Trustee which investments to invest in so as to restrict or limit the yield of such moneys.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Covenants Regarding the Projects.

(a) The Borrower expressly covenants and agrees:

(i) That the Authority and its duly authorized agents shall have the right at any reasonable time upon not less than three day’s prior written notice to inspect the Projects in a manner which will not interfere unreasonably with the Borrower’s use thereof;

(ii) That it shall maintain or cause to be maintained the Projects in good operating order and condition, reasonable and ordinary wear and tear alone excepted, and make all necessary repairs thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, and otherwise to make all replacements, alterations, improvements and modifications to the Projects necessary to ensure that the same at all times shall be suitable for the efficient operation thereof for the purpose intended;

(iii) That it shall have full and sole responsibility for the condition, repair, replacement, maintenance and management of the Projects; provided, however, no such condition, repair, replacement, maintenance or management shall be made to any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary portions of the Projects; and

(iv) That, subject to its obligations and rights to maintain, repair or remove portions of the Projects as provided by this Section 6.1, it will use commercially reasonable efforts to continue operation of the Projects so long as and to the extent that operation thereof is, in the judgment of the Borrower, in the Borrower’s best interest.

(b) The Authority and Borrower expressly covenant and agree that the Borrower shall have the right from time to time to substitute personal property or fixtures for any portions of the Projects. Any such substituted property or fixtures shall, when so substituted, become a part of the Projects. The Borrower shall also have the right to remove any portions of the Projects, without substitution therefor.

(c) If, during the term of this Agreement, the Projects or any substantial portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Projects or any portion thereof shall have been taken by the exercise of the power of eminent domain, the Borrower shall (unless it shall have exercised its option to prepay the Bonds pursuant to the Indenture) promptly repair, rebuild or restore the portion of the Projects so damaged, destroyed or taken with such changes, alterations and modifications (including the substitution and addition of other property) as may be necessary or desirable for the administration and operation of the Projects and as shall not impair the character or significance of the Projects as furthering the purposes of the Act.

Nothing in this Section 6.1 shall prevent or restrict the Borrower, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Borrower served by the Projects and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Projects, the Authority and the Borrower agree that the Borrower shall have the right to discontinue the operation of the Projects during the period of any such discontinuance or suspension.

SECTION 6.2 Environmental Covenants.

(a) The Borrower shall not engage in any activities relating to the Projects that will result in the material violation of any current or future Environmental Regulations. The Borrower shall obtain from time to time all permits required under any current or future environmental laws so that its operation of the Projects will be in accordance with such laws, except where the failure to so obtain would not result in a material adverse effect on the Projects or the Borrower’s ability to meet its obligations hereunder.

(b) The Borrower shall indemnify the Trustee and the Authority and shall hold the Trustee and the Authority harmless from, and shall reimburse the Trustee and the Authority for, any and all claims, demands, judgments, penalties, liabilities, costs or damages imposed upon and out-of-pocket expenses incurred, including court costs and reasonable attorneys’ fees directly or indirectly incurred by the Trustee or the Authority (prior to trial, at trial and on appeal) in any action against or involving the Trustee or the Authority, resulting from any breach of Section 6.2(a), or from the discovery of any Hazardous Substance, in, upon, under or over, or emanating from, the Projects, whether or not the Borrower is responsible therefor, it being the intent of the Borrower that the Trustee and the Authority shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, for abatement and/or clean-up of, or with respect to, Hazardous Substances by virtue of their interests, if any, in the Projects created by the Indenture and this Agreement, or hereafter created, or as the result of the Trustee or the Authority exercising any instrument, including but not limited to becoming the owner thereof. The foregoing covenants shall be deemed continuing covenants for the benefit of the Trustee and the Authority and any successors and assigns thereof, including but not limited to any transferee of the title of the Trustee and any subsequent owner of the Projects, and shall survive the satisfaction and release of the Indenture and this Agreement, or under any other instrument.

(c) In case any action or proceeding is brought against the Authority or the Trustee in respect of which indemnity may be sought under this Section 6.2, the party seeking indemnity promptly shall give notice of that action or proceeding to the Borrower, and the Borrower, upon receipt of such notice, shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give such notice shall not relieve the Borrower from any of its obligations under this Section 6.2 unless such failure prejudices the defense of the action or proceeding by the Borrower. The Borrower agrees that in the case of any action or proceeding involving the Authority or the Trustee, any counsel employed by the Borrower shall be reasonably acceptable to the Authority and Trustee. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Authority, the Trustee, and/or any other indemnified party or parties, the Borrower shall pay such indemnified party’s reasonable legal expenses in connection with its retention of separate counsel. The Borrower shall not be liable for any settlement made without its written consent.

SECTION 6.3 Indemnification.

The Borrower further expressly covenants and agrees:

(a) That it shall indemnify and hold harmless the Authority and its directors, officers, agents and employees (collectively, the “Authority Indemnitees”) from and against any and all liabilities, claims, costs and reasonable out-of-pocket expenses imposed upon or asserted against the Authority Indemnitees on account of (i) any loss or damage to property or injury to or death of or loss by any Person that may be occasioned by any cause whatsoever pertaining to the maintenance, operation and use of the Projects; (ii) any breach or default on the part of the Borrower in the performance of any covenant or agreement of the Borrower under this Agreement or any related document, or arising from any act or failure to act by the Borrower, or any of its agents, contractors, servants, employees or licensees; (iii) the authorization, issuance and sale of the Bonds, and the provision of any information furnished in connection therewith concerning the Projects or the Borrower (including, without limitation, any information furnished by the Borrower for inclusion in any certifications made by the Authority or for inclusion in, or as a basis for preparation of, the information statements filed by the Authority pursuant to the Code or otherwise included in the Preliminary Official Statement or the Official Statement relating to the Bonds (except for information regarding the Authority)); and (iv) any claim or action or proceeding with respect to the matters set forth in clauses (i), (ii) and (iii) above brought thereon. The Borrower shall not be liable for any of the foregoing arising from the Authority Indemnitee’s gross negligence or bad faith;

(b) That it shall indemnify and hold harmless the Trustee and its directors, officers, agents and employees (collectively, the “Trustee Indemnitees”) from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses (including out-of-pocket and incidental expenses and reasonable fees and expenses of in-house or outside counsel) (“Losses”) that may be imposed on, incurred by, or asserted against, the Trustee Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement and the Indenture. In addition to and not in limitation of the immediately preceding sentence, the Borrower also covenants and agrees to indemnify and hold the Trustee Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Trustee Indemnitees or any of them in connection with or arising out of the Trustee’s performance and/or exercise of its rights under this Agreement and the Indenture provided the Trustee has not acted with negligence or engaged in willful misconduct. The provisions of this Section 6.3(b) shall survive the termination of this Agreement and the Indenture, the final payment for defeasance of the Bonds and the resignation or removal of the Trustee for any reason; and

(c) In case any action or proceeding brought against the Authority and the Trustee in respect of which indemnity may be sought under this Section 6.3, the party seeking indemnity promptly shall give notice of that action or proceeding to the

Borrower, and the Borrower, upon receipt of such notice, shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give such notice shall not relieve the Borrower from any of its obligations under this Section 6.3 unless such failure prejudices the defense of the action or proceeding by the Borrower. The Borrower agrees that in the case of any action or proceeding involving the Authority or the Trustee, any counsel employed by the Borrower shall be reasonably acceptable to the Authority and Trustee. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Authority and any other indemnified party or parties, the Borrower shall pay such indemnified party’s reasonable legal expenses in connection with the its retention of separate counsel. The Borrower shall not be liable for any settlement made without its written consent.

SECTION 6.4 Compliance with Continuing Disclosure.

The Borrower has executed the Continuing Disclosure Agreement and has agreed to comply timely with the requirements set forth therein. The Borrower shall cause copies of any filings and/or disclosures that are required to be made pursuant to the terms of the Continuing Disclosure Agreement to be delivered to the Authority within five days of any such filing or disclosure.

SECTION 6.5 Covenants, Representations and Warranties Relating to Federal Income Taxation.

The Borrower covenants that it shall make such use of the proceeds of the Bonds, regulate investment of proceeds thereof and take such other and further actions as may be required by the Code and applicable temporary, proposed and final Regulations and procedures, necessary to assure that interest on the Bonds is excludable from gross income for Federal income tax purposes. Without limiting the generality of the foregoing covenant, the Borrower hereby covenants, represents and warrants, as follows:

(a) The Borrower will not take, fail to take or permit the commission of any action within its control necessary to be taken in order that interest on the Bonds will continue to be excludable from gross income for Federal income tax purposes; provided, however, that the Borrower, which is a “substantial user” of the Projects refinanced by the Bonds within the meaning of Section 147(a) of the Code, will purchase the Bonds on November 1, 2017, and the parties hereto acknowledge and understand that the interest received by the Borrower during the period of time in which the Borrower owns the Bonds, will not be excludable from gross income of the Borrower for Federal income tax purposes;

(b) The Borrower will timely file a statement with the United States Internal Revenue Service setting forth the information required pursuant to Section 149(e) of the Code;

(c) The average term of the Bonds, calculated in proportion to the “issue price” (as defined in Section 1273 of the Code) of the Bonds of each stated maturity of such Bonds is not later than the average term of the Series 2007 Bonds, calculated in proportion to the “issue price” (as defined in Section 1273 of the Code) of the Series 2007 Bonds of each stated maturity of such Series 2007 Bonds;

(d) The Borrower will not cause the Bonds to be treated as “federally guaranteed” obligations within the meaning of Section 149(b) of the Code (as may be modified in any applicable rules, rulings, policies, procedures, regulations or other official statements promulgated or proposed by the Department of the Treasury or the Internal Revenue Service with respect to “federally guaranteed” obligations described in Section 149(b) of the Code);

(e) Based upon all facts and estimates now known or reasonably expected to be in existence on the date the Bonds are delivered, the Borrower reasonably expects that the proceeds of the Bonds will not be used in a manner that would cause the Bonds or any portion thereof to be an “arbitrage bond” within the meaning of Section 148 of the Code;

(f) The Borrower will monitor or cause to have monitored the yield on the investment of the proceeds of the Bonds and moneys pledged to the repayment of the Bonds, other than amounts not subject to yield restriction and will restrict the yield on such investments to the extent required by the Code or the Regulations;

(g) The Borrower agrees to comply with all its covenants and agreements set forth in the Tax Regulatory Agreement executed in connection with the issuance and sale, and the remarketing, of the Bonds, and to perform the covenants and duties imposed on it contained therein; and

(h) All of the representations of the Borrower contained in Section 6.5(h), (i), (j), and (k) of the Loan Agreement dated as of November 1, 2007, by and between the Authority and the Trustee, executed and delivered in connection with the Series 2007 Bonds, are hereby reaffirmed and incorporated herein by reference.

All officers, employees and agents of the Borrower are authorized and directed to provide certifications of facts and estimates that are material to the reasonable expectations of the Borrower as of the date the Bonds are delivered. In complying with the foregoing covenants, the Borrower may rely from time to time upon a written opinion issued by Bond Counsel to the effect that any action by the Borrower or reliance upon any interpretation of the Code or Regulations contained in such opinion will not cause interest on the Bonds to be includable in gross income for Federal income tax purposes under existing law.

SECTION 6.6 Reliance.

The Authority may rely conclusively on the truth and accuracy of any document furnished to it by the Trustee, the Borrower or any Bondholder as to a matter required to be noticed by the Authority hereunder. The Authority shall not be under any obligation to perform any recordkeeping or to provide any legal service, it being understood that such services shall be performed or caused to be performed by the Trustee or the Borrower.

SECTION 6.7 No Violations of Law.

In no event shall this Agreement be construed as depriving the Authority of any right or privilege or requiring the Authority or any agent, employee, representative or advisor of the Authority to take or omit to take, or to permit or suffer the taking of, any action by itself or by anyone else, which deprivation or requirement would violate or result in the Authority’s being in violation of the Act or any other applicable state or federal law. At no time and in no event will the Borrower permit, suffer or allow any of the proceeds of this Agreement or the Bonds to be transferred to any Person in violation of, or to be used in any manner that is prohibited by, the Act, the Refunding Act, the GO Zone Act or any other state or federal law.

SECTION 6.8 Immunity of Officers, Employees and Members of the Authority.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or upon any obligation, covenant or agreement contained in this Agreement against any past, present or future officer, director, member, employee or agent of the Authority, or of any successor public corporation, under any rule of law or equity, statute or constitution, or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such officers, directors, members, employees or agents as such is hereby expressly waived and released as a condition of and consideration for the execution of this Agreement and the issuance of such Bonds.

SECTION 6.9 Borrower Option to Elect Interest Rate.

The Borrower shall have, and is hereby granted, the option to elect to convert the interest rate borne by the Bonds to any Interest Rate pursuant to the provisions of Section 3.2 of the Indenture, subject to the terms and conditions set forth therein.

SECTION 6.10 Credit Facility.

(a) On and after the date the interest rate borne by all or a portion of the Bonds is converted to a new Interest Rate as set forth in Section 6.9 hereof, or if the holder of any of the Bonds is not the Borrower, the Borrower may be required to obtain and deliver to the Trustee a Credit Facility for such Bonds. The terms of such Credit Facility, if any, shall be as set forth in subsection (b) below or as may be set forth in an amendment to this Agreement.

(b) The Borrower may at any time cause a Credit Facility or an Alternate Credit Facility with respect to all or a portion of the Bonds to be delivered to the Trustee. The Borrower shall give the Trustee prior written notice of the delivery of any Credit Facility or Alternate Credit Facility. Each Credit Facility or Alternate Credit Facility shall be in an amount (A) as to principal equal to (i) the then-Outstanding aggregate principal amount of the Bonds to be secured by such Credit Facility less (ii) the principal amount of such Bonds covered by any other outstanding Credit Facility, if any, and (B) as to interest, equal to or greater than such interest coverage amount as may be required by any Rating Agency then providing a rating on such Bonds. The Credit Facility or Alternate Credit Facility shall have a term ending on or subsequent to the Stated Expiration Date of the Credit Facility to be replaced, if a Credit Facility is then in effect; provided, however, in no event shall the term of the Credit Facility or Alternate Credit Facility be less than one (1) year. Concurrently with the delivery of the Credit Facility or

Alternate Credit Facility, the Borrower shall deliver to the Trustee (i) an opinion of Bond Counsel that such Credit Facility or Alternate Credit Facility is authorized under this Agreement and the Indenture and complies with the terms hereof and that the provision thereof will not have an adverse effect on the exclusion of the interest on the Bonds from the gross income of the owners thereof for federal income tax purposes, (ii) an opinion of Counsel to the Credit Facility Provider issuing the Credit Facility or Alternate Credit Facility stating that such Credit Facility or Alternate Credit Facility is a legal, valid, binding and enforceable obligation of such Credit Facility Provider (subject to certain customary exceptions with respect to creditors’ rights and equitable considerations), and (iii) an opinion of counsel to the Credit Facility Provider issuing the Credit Facility or Alternate Credit Facility stating that such Credit Facility or Alternate Credit Facility is not required to be registered under the Securities Act of 1933, as amended (which opinion, in the case of a Credit Facility or an Alternate Credit Facility issued by a domestic branch or agency of a foreign bank, may be a reasoned opinion taking into account, among other things, positions and pronouncements of the Securities and Exchange Commission). The Trustee shall then accept such Credit Facility or Alternate Credit Facility and surrender any previously held Credit Facility to the Credit Facility Provider thereof for cancellation promptly upon such Alternate Credit Facility becoming effective; provided that the previous Credit Facility Provider has honored all demands for payment on any Credit Facility being replaced.

(c) The Trustee shall not sell, assign or otherwise transfer the Credit Facility, except to a successor Trustee under the Indenture and in accordance with the terms of the Credit Facility and the Indenture.

(d) Nothing in this Agreement or in the Indenture shall require the Borrower to cause a Credit Facility to be in place for the benefit of Bondholders during any Interest Rate Period.

ARTICLE VII

ASSIGNMENT

SECTION 7.1 Assignment of this Agreement.

The Borrower may, without the consent of the Authority or the Trustee, transfer or assign this Agreement or transfer or assign all or a portion of the Projects and any or all of its rights and delegate any or all of its duties hereunder, but no such transfer, assignment or delegation shall relieve the Borrower from its obligations hereunder.

Each transferee of the Borrower’s interest in this Agreement shall assume the obligations of the Borrower hereunder to the extent of the interest transferred or assigned, and the Borrower shall, on or prior to the effective date of any such transfer or assignment, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such transfer or assignment.

SECTION 7.2 Restrictions on Transfer of Authority’s Rights.

The Authority agrees that, except for the assignment of certain of its rights, title and interest under this Agreement (including its rights to receive payments to be made hereunder) to the Trustee pursuant to the Indenture, it will not during the term of this Agreement sell, assign, transfer or convey its interests in this Agreement except pursuant to the Indenture and as hereinafter in Section 7.3 provided.

SECTION 7.3 Assignment by the Authority.

It is understood, agreed and acknowledged that the Authority will assign to the Trustee pursuant to the Indenture certain of its rights, title and interests in and to this Agreement (reserving its rights, however, pursuant to sections of this Agreement providing that notices, reports and other statements be given to the Authority and also reserving its rights to reimbursement and payment of costs and expenses under Section 4.3 hereof and its individual and corporate rights to exemption from liability under Sections 6.2, 6.3, 6.8 and 10.13 hereof, and the Borrower hereby assents to such assignment and pledge.

ARTICLE VIII

SUPPLEMENTS AND AMENDMENTS

SECTION 8.1 Amendment Without Consent.

The Authority and the Borrower, with the consent of the Trustee with respect to Sections 8.1(e) and 8.1(f) hereof, but without the consent of the owners of any of the Outstanding Bonds, may enter into supplements or amendments to this Agreement for any of the purposes heretofore specifically authorized in this Agreement or the Indenture, and in addition thereto for the following purposes:

(a) to cure any ambiguity or formal defect, inconsistency or provide omitted language in this Agreement or to clarify matters or questions arising hereunder;

(b) to add covenants and agreements for the purpose of further securing the obligations of the Borrower hereunder;

(c) to confirm as further assurance any mortgage or pledge of additional property, revenues, securities or funds;

(d) to secure or maintain ratings on the Bonds from Moody’s and/or S&P;

(e) to conform the provisions of this Agreement in connection with the provisions of any supplements or amendments to the Indenture entered into pursuant to the provisions of Section 10.1 thereof;

(f) to provide any other modifications which are not prejudicial to the interests of the Bondholders; or

(g) to conform the covenants and provisions of the Borrower contained herein to any different financial statement presentation required by the Financial Accounting Standard Board which is different than the presentation required as of the date of issuance of the Bonds, so long as the effect of such conformed covenants and provisions is substantially identical to the effect of the covenants and provisions as in effect on the date of issuance of the Bonds;

provided, that with respect to any such supplement or amendment the Borrower provides (i) the Trustee with an opinion of Bond Counsel as set forth in Section 8.4 as well as an opinion of Bond Counsel to the effect that any such amendment, change or modification to this Agreement will not materially adversely affect the Bondholders, and (ii) the execution of the supplement or amendment is authorized or permitted by this Agreement and that all conditions precedent have been complied with.

SECTION 8.2 Amendment Upon Approval of a Majority of Bondholders.

The provisions of this Agreement may be amended in any particular manner with the written consent of the owners of not less than a majority in aggregate principal amount of the then Outstanding Bonds; provided, however, that no such amendment may be adopted which decreases the percentage of owners of Bonds required to approve any amendment, or which permits a change in the date of payment of the principal of or interest on any Bonds or of any redemption price thereof or the rate of interest thereon.

If at any time the Authority and the Borrower shall request the Trustee to consent to a proposed amendment for any of the purposes of this Section 8.2, the Trustee shall, upon being satisfactorily indemnified with respect to expenses, cause notice of the proposed execution of such proposed amendment to be given in the manner required by the Indenture to redeem Bonds. Such notice shall briefly set forth the nature of the proposed amendment and shall state that copies thereof are on file at the principal Corporate Trust Office of the Trustee for inspection by all Bondholders. If, within 90 days or such longer period as shall be prescribed by the Authority following such notice, the owners of not less than a majority in aggregate principal amount of the Outstanding Bonds at the time of the execution of any such proposed amendment shall have consented to and approved the proposed amendment as herein provided, no owner of any Bond shall have any right to object to any of the terms and provisions contained therein, or the operation thereof, or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee, the Borrower or the Authority from executing or approving the same or from taking any action pursuant to the provisions thereof. Upon the execution of any such proposed amendment as in this Section permitted and provided, this Agreement shall be and be deemed to be modified and amended in accordance therewith.

SECTION 8.3 Filing.

Copies of any such supplement or amendment shall be filed with the Trustee and delivered to the Authority and the Borrower before such supplement or amendment may become effective.

SECTION 8.4 Reliance on Counsel.

The Authority and the Trustee shall be entitled to receive, and shall be fully protected in relying upon the opinion of counsel satisfactory to the Trustee, who may be counsel for the Authority, as conclusive evidence that any such proposed supplement or amendment complies with the provisions of this Agreement and the Indenture and that it is proper for the Authority and the Trustee under the provisions of this Article to execute or approve such supplement or amendment.

In connection with any amendment of this Agreement, there shall also be delivered to the Authority and the Trustee a written opinion of Bond Counsel (which counsel and opinion, including without limitation, the scope, form, substance and other aspects thereof, are acceptable to the Trustee) to the effect that under existing laws the proposed supplement or amendment would not adversely affect the validity of the Bonds or the exclusion otherwise available from gross income of interest on the Bonds for federal or state income tax purposes.

ARTICLE IX

EVENTS OF DEFAULT; REMEDIES

SECTION 9.1 Events of Default Defined.

The terms “Event of Default” and “Default” shall mean any one or more of the following events:

(a) An Event of Default shall exist under the Indenture, the Notes or the Senior Notes Indenture;

(b) The Borrower shall default in the timely payment of any Payment pursuant to Article IV of this Agreement; provided that such default with respect to an Interest Payment shall be deemed to occur upon the continuance of any such failure of payment for a period of 30 days after the applicable Interest Payment Date;

(c) The Borrower shall fail duly to perform, observe or comply with any other covenant, condition or agreement on its part under this Agreement (other than a failure to make any Payment required under this Agreement), and such failure continues for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Trustee; provided, however, that if such performance, observation or compliance requires work to be done, action to be taken, or conditions to be remedied, which by their nature cannot reasonably be done, taken or remedied, as the case may be, within such 30 day period, no Event of Default shall be deemed to have occurred or to exist if, and so long as the Borrower shall commence such performance, observation or compliance within such period and shall diligently and continuously prosecute the same to completion;

(d) The entry of a decree or order by a court having jurisdiction in the premises adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the United States Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, custodian, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for it period of 90 consecutive days; and

(e) The institution by the Borrower of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the United States Bankruptcy Code or any other similar applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making by it of all assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

SECTION 9.2 Remedies.

Whenever any Event of Default under Section 9.1 hereof shall have happened and be continuing, any one or more of the following remedial steps may be taken:

(a) The Authority or the Trustee may declare all Payments under Section 4.2 hereof to be immediately due and payable, whereupon the same shall become immediately due and payable;

(b) The Authority or the Trustee may take whatever action at law or in equity may appear necessary or desirable to collect the Payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement;

(c) The Authority or the Trustee may have access to and inspect, examine and make copies of any and all books, accounts and records of the Borrower; and

(d) The Authority or the Trustee (or the owners of the Bonds in the circumstances permitted by the Indenture), and the Credit Facility Provider, so long as a Credit Facility is in place, may exercise any option and pursue any remedy provided by the Indenture.

Payments under subsections (a) and (b) of this Section 9.2 shall be deemed to have been made to the extent of any corresponding payments by the Borrower upon an Event of Default (as defined in the Senior Notes Indenture) under the Notes.

SECTION 9.3 No Remedy Exclusive; Selective Enforcement.

No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement and as now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any event of nonperformance shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

SECTION 9.4 Indenture Overriding.

All of the provisions of this Article are subject to and subordinate to the rights and remedies of the Bondholders and the Trustee pursuant to the Indenture. The Authority shall have no power to waive any event of default hereunder, except with respect to indemnification and its administrative payments, without the consent of the Trustee to such waiver.

SECTION 9.5 Agreement to Pay Attorneys’ Fees and Expenses.

In any Event of Default, if the Authority or the Trustee employs attorneys or incurs other expenses to collect any amounts payable hereunder or to enforce the performance or observance of any covenants or agreements in the event of a breach of this Agreement by the Borrower, the Borrower agrees that it will on demand therefor pay to the Authority or the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Authority or the Trustee.

SECTION 9.6 Authority and Borrower to Give Notice of Default.

The Authority and the Borrower covenant that they will, at the expense of the Borrower, promptly give to the Trustee written notice of any Event of Default under this Agreement of which they shall have actual knowledge or written notice, but the Authority shall not be liable (except as otherwise expressly provided herein) for failing to give such notice.

SECTION 9.7 Correlative Waivers.

If an Event of Default under Section 8.2 of the Indenture shall be cured or waived and any remedial action by the Trustee rescinded, any correlative Default under this Agreement shall be deemed to have been cured or waived.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 References to the Bonds Ineffective After Bonds Paid.

Upon payment of the Bonds by the Authority in accordance with the Indenture, all references in this Agreement to the Bondholders shall be ineffective and the Authority and any Bondholder shall not thereafter have any rights hereunder, excepting those that shall have theretofore vested.

SECTION 10.2 Amounts Remaining in Funds.

It is agreed by the parties hereto that after payment in full of (i) the principal of, premium, if any, and interest on the Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), (ii) the purchase price of all Bonds (other than Borrower Bonds) tendered or deemed to be tendered to the Trustee pursuant to Sections 4.1 and 4.2 of the Indenture (or the cancellation of all Bonds pursuant to Section 2.14 of the Indenture), (iii) the fees, charges and expenses of the Authority, the Trustee and the

Remarketing Agent in accordance with this Agreement and the Indenture and (iv) all other amounts required to be paid under this Agreement and the Indenture, any amounts remaining in any fund or accounts maintained under this Agreement or the Indenture and not applied to the payments of the above in accordance with the provisions of this Agreement and the Indenture shall belong to and be paid by the Trustee to the Credit Facility Provider so long as a Credit Facility is then in effect, but only to the extent of any obligations owed by the Borrower to the Credit Facility Provider thereunder, and otherwise to the Borrower as an overpayment of repayment installments.

SECTION 10.3 Notices.

All notices, demands and requests to be given or made hereunder to or by the Authority, the Trustee or the Borrower or their designated successors, shall be in writing and shall be properly made if hand delivered or sent by United States mail, postage prepaid and addressed as follows:

If to the Authority:	Louisiana Local Government Environmental Facilities and Community Development Authority
5420 Corporate Boulevard, Suite 205
Baton Rouge, Louisiana 70808
Attention: Executive Director

If to the Borrower:	Westlake Chemical Corporation
2801 Post Oak Blvd., Suite 600
Houston, Texas 77056
Attention: Chief Financial Officer

If to the Trustee:	The Bank of New York Mellon Trust Company, N.A.
601 Travis St., 16th Floor
Houston, Texas 77002
Attention: Corporate Trust Department

Notice hereunder shall be deemed effective on the date of its receipt by the addressee. The Borrower, the Authority and the Trustee may, by notice given hereunder, designate any further or different addresses, counsel or counsel addresses to which subsequent notices, certificates, requests or other communications shall be sent.

SECTION 10.4 Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Borrower and their respective successors and assigns, subject to the limitation that any obligation of the Authority created by or arising out of this Agreement shall not be a general debt of the Authority, but shall be payable solely out of the proceeds derived from this Agreement and the sale of the Bonds under the Indenture.

SECTION 10.5 Performance on Legal Holidays.

In any case where the date of maturity of interest on or principal of the Bonds or the date fixed for redemption or purchase of any Bonds or the date fixed for the giving of notice or the taking of any action under the Indenture shall not be a Business Day, then payment of such interest, principal, purchase price and redemption premium, if any, the giving of such notice or the taking of such action need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption or purchase, and no interest on such payment shall accrue for the period after such date.

SECTION 10.6 Execution In Counterparts.

This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

SECTION 10.7 Governing Law.

This Agreement shall be deemed to be a contract made under the laws of the State of Louisiana and for all purposes shall be governed exclusively by and construed in accordance with the laws of the State of Louisiana.

SECTION 10.8 Severability.

If any clause, provision, section or article of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision, section or article shall not affect any of the remaining clauses, provisions, sections or articles hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision, section or article had not been contained herein. In case any agreement or obligation contained in this Agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Authority or the Borrower, as the case may be, only to the extent permitted by law.

SECTION 10.9 Captions.

The table of contents, captions or headings of the several articles and sections of this Agreement are for convenience only and shall not control, affect the meaning of or be taken as an interpretation of any provisions of this Agreement.

SECTION 10.10 Consents and Approvals.

Whenever the consent or approval of the Authority, the Borrower or the Trustee shall be required under the provisions of this Agreement, such consent or approval shall not be unreasonably withheld or delayed.

SECTION 10.11 Obligations.

The obligations of the Borrower under this Agreement constitute unsecured, general obligations of the Borrower.

SECTION 10.12 Third Party Beneficiaries.

It is specifically agreed between the parties executing this Agreement that it is not intended by any of the provisions of any part of this Agreement to make any Person not a party to this Agreement, except as expressly provided herein or as contemplated in the Indenture, a third party beneficiary hereunder, or to authorize anyone not a party to this Agreement to maintain a suit for personal injuries or property damage pursuant to the terms or provisions of this Agreement. The duties, obligations and responsibilities, if any, of the parties to this Agreement with respect to third parties shall remain as imposed by law.

SECTION 10.13 Exculpatory Provision.

In the exercise of the powers of the Authority, the Trustee and their respective trustees, directors, officers, employees and agents (each, an “Indemnified Party”) under this Agreement, each Indemnified Party shall not be accountable or liable to the Borrower for any actions taken or omitted by such Indemnified Party in good faith and believed by it or them to be authorized or within their discretion or rights or powers conferred upon them (other than the negligence or willful misconduct of such Indemnified Party), all such liability, if any, being expressly waived by the Borrower by the execution of this Agreement. The Borrower shall indemnify and hold harmless each Indemnified Party against any claim or liability based on the foregoing asserted by any other Person.

In case any action shall be brought against an Indemnified Party in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing and the Borrower shall assume the defense thereof, including the employment of counsel of the Borrower’s choice and the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party unless the employment of such counsel has been authorized by the Borrower. The Borrower shall not be liable for any settlement of any such action without its consent but if any such action is settled with the consent of the Borrower or if there be final judgment for the plaintiff of any such action, the Borrower agrees to indemnify and hold harmless such Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

SECTION 10.14 Accounts and Audits.

The Authority shall cause the Trustee to keep proper books of records and accounts (separate from all other records and accounts) in which complete and correct entries shall be made of its transactions relating to the Bonds.

SECTION 10.15 Date of Loan Agreement.

The dating of this Agreement as of November 1, 2017 is intended as and for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on said date, this Agreement being executed on the date of issuance of the Bonds.

SECTION 10.16 References to Credit Facility Provider.

If the Credit Facility is not in effect at any time, all references to the Credit Facility Provider shall be deemed ineffective. The provisions of this Agreement requiring the consent of the Credit Facility Provider or requiring action to be taken at the direction of the Credit Facility Provider shall be deemed ineffective if the Credit Facility Provider is at any such time in default in its obligations under the Credit Facility.

IN WITNESS WHEREOF, the Authority has caused this Agreement to be executed by its Chairman and has caused the seal of the Authority to be affixed hereto and attested by its Executive Director, and the Borrower has caused this Agreement to be executed by a duly authorized officer, as of the date first above written.

LOUISIANA LOCAL GOVERNMENT
ENVIRONMENTAL FACILITIES AND COMMUNITY DEVELOPMENT AUTHORITY

By:

ATTEST:

By:
[SEAL]

WESTLAKE CHEMICAL CORPORATION

By:
Name:
Title:

[Signature Page to Agreement]